Exhibit 10.1

September 10, 2018

Douglas DelGrosso

1551 Kessler Ave.

Keego Harbor, MI 48320

Dear Mr. DelGrosso:

I am pleased to confirm our offer of employment with Adient plc (Adient). Our offer is as follows:

Job Title:	President and Chief Executive Officer of Adient

Expected Start Date:	October 15, 2018

Location:	Plymouth, MI

Role as Director:

•  Subject to Board approval, you will be elected to the Board of Directors of Adient, with such election to be effective on your expected start date, with your continuing role as a Director subject to shareholder approval and subject to all applicable rules, regulations and Company policies

•  As a Director, you will be subject to Irish tax (subject to changes in the Irish tax laws); the Company will assist with the preparation of the necessary Irish tax returns

Annual Compensation:

Base Salary: $1,150,000 per year (payable in accordance with Adient’s normal payroll practices)

Annual Incentive Performance Program (Cash Bonus):

•  Target of 150% of base salary, with a payout range of 0% to 200% of base salary for performance against metrics

•  Performance metrics to be determined annually by the Compensation Committee

•  Bonus will be subject to the terms of the Annual Incentive Performance Program plan document

Long-Term Incentive (Equity):

•  Target grant date value of $7,300,000; currently awarded as 70% performance share units (PSUs) and 30% restricted share units (RSUs)

•  Equity vehicles and applicable performance metrics to be determined annually by Adient’s Compensation Committee

•  Equity awards to be granted under the 2016 Omnibus Incentive Plan or a successor plan using Committee-approved form award agreements

•  Grants made annually in accordance with normal grant practices

Other Benefits:

•  You will receive standard Adient employee benefits including participation in Adient’s health and welfare plans, the Adient 401(k) plan and the Adient retirement restoration plan

•  You will receive Adient’s standard Key Executive Severance and Change of Control Agreement

○   Non-Change of Control Severance is 1.5x base salary and a cash payment equal to 18 months’ benefits

○   Change of Control Severance is 3.0x the sum of base salary and average bonus and a cash payment equal to 36 months’ benefits

Sign-On Awards:

Equity Award (One-Time Award)

•  PSU award with a grant date target value of $7,000,000

•  PSUs will be earned and become vested based on the difference in (1) the average closing price of Adient ordinary shares over 10 trading days before and 10 trading days after your start date (the “Starting Price”) compared to (2) the average closing price of Adient ordinary shares over 10 trading days before and 10 trading days after the 3rd anniversary of the grant date (the “Ending Price”) as follows:

	Ending Price as a % of Starting Price	Multiplier Against Granted PSUs
	Less than Starting Price	75%
	Equal to Starting Price	90%
	Over 100% up to 150%	100%
	Over 150% up to 200%	135%
	Over 200% up to 250%	175%
	Over 250%	250%

•  The percentage of PSUs earned will not be interpolated for performance between the levels indicated above

•  The PSUs will be forfeited on separation from service prior to the third anniversary, except that a pro rated portion will be eligible to be earned based on actual performance if the separation is due to death or disability

•  Other terms and conditions of the PSUs to be based on the 2016 Omnibus Incentive Plan and Adient’s standard form of PSU award agreement

Make-Whole Payment

•  $1,300,000 to compensate you for forfeited 2018 bonus and dividends of prior employer, paid within 30 days following start date

•  The Make-Whole Payment will be subject to repayment in full if your employment with Adient ends for any reason other than termination by Adient without Cause (as defined in the Key Executive Severance and Change of Control Agreement), or due to death or disability, prior to the second anniversary of your start date, and Adient will have the right to collect any repayment amount from your other compensation

•  The Make-Whole Payment will also be subject to adjustment to offset for any partial or full payment your previous employer makes to you with respect to its 2018 bonus plan and for any dividends not clawed back

•  The repayment obligation with respect to the Make-Whole Payment will be documented in a separate Repayment Agreement to be entered into upon your start date

This offer is dependent on your successful completion of Adient’s standard pre-employment screening and verification process. Your employment will be “at will,” terminable by either you or Adient at any time, subject to the terms of your Key Executive Severance and Change of Control Agreement. All amounts stated above are subject to applicable tax and statutory withholdings or other deductions.

By signing this letter, you represent and warrant to Adient that you will not be in breach of any existing or any former terms of employment applicable to you or in breach of any other obligation binding on you, including without limitation any noncompetition, non-solicitation of customers, non-solicitation of employees or other restrictive covenant, by reason of your becoming an employee of Adient or performing your duties for Adient. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Adient without express authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your current or former employer before removing or copying the documents or information.

We look forward to hearing from you by September 11, 2018. Meanwhile, if you have any additional questions, please contact me. On behalf of the Board of Directors, we are excited about the future of Adient and your ability to enhance the value of our Company for our stakeholders.

Sincerely,

/s/ John M. Barth
John M. Barth
Chairman

Agreed and accepted this 11th day of September, 2018.

/s/ Douglas DelGrosso
Douglas DelGrosso

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